Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


IMMEDIATE RELEASE
August 30, 2006

             UNITED NATURAL FOODS REPORTS SALES AND EARNINGS FOR THE
               FOURTH QUARTER AND FISCAL YEAR ENDED JULY 29, 2006;
                          PROVIDES FISCAL 2007 GUIDANCE

- QUARTERLY NET SALES OF $619.8 MILLION INCREASED 14% FROM THE FOURTH QUARTER OF FISCAL 2005.

- QUARTERLY EARNINGS PER DILUTED SHARE OF $0.30 INCREASED 7% FROM THE $0.28 PER DILUTED SHARE REPORTED IN THE FOURTH QUARTER OF FISCAL 2005.

-     FISCAL 2006 ANNUAL NET SALES INCREASED 18% FROM THE PRIOR YEAR TO $2.43
      BILLION.

- FISCAL 2006 ANNUAL EARNINGS PER DILUTED SHARE OF $1.09, EXCLUDING SPECIAL ITEMS, AND $1.02 PER DILUTED SHARE, INCLUDING SPECIAL ITEMS.

- FISCAL 2007 REVENUES EXPECTED TO INCREASE 11% - 15% TO $2.7 BILLION - $2.8 BILLION.

- FISCAL 2007 EARNINGS PER DILUTED SHARE EXPECTED TO INCREASE 15% - 19% TO $1.25 - $1.30.

Dayville, Connecticut - August 30, 2006 -- United Natural Foods, Inc. (Nasdaq:
UNFI) (the "Company") today reported net income of $12.7 million for the fourth quarter of fiscal 2006, ended July 29, 2006, or $0.30 per share on a diluted basis. Net sales for the fourth quarter of fiscal 2006 were $619.8 million, an increase of $76.8 million, or 14.1%, from the $543.0 million recorded in the fourth quarter of fiscal 2005, ended July 31, 2005. Based on a comparable number of shipping days, revenue growth was 15.5% for the current quarter compared to the fourth quarter of fiscal 2005, and revenue growth, excluding the impact of the Roots & Fruits acquisition completed in July 2005, was 14.9% compared to the fourth quarter of fiscal 2005. The Company references comparable shipping days as there was one fewer shipping day in the fourth quarter of fiscal 2006 compared to the fourth quarter of fiscal 2005.

Net income for the fourth quarter of fiscal 2006 increased 7.6% to $12.7 million, or $0.30 per diluted share, compared to $11.8 million, or $0.28 per diluted share, including special items, for the quarter ended July 31, 2005. Net income for the fourth quarter of fiscal 2006 increased 9.0% to $12.7 million, or $0.30 per diluted share, compared to $11.6 million, or $0.28 per diluted share, excluding special items, for the quarter ended July 31, 2005. The special items for the fourth quarter of fiscal 2005 included certain costs associated with the opening of the Company's Greenwood, Indiana facility and the closing of its Hawaii facility. In addition, special items in the fourth quarter of fiscal 2005 included other income related to the early termination of an interest rate swap agreement. There were no special items recorded in the fourth quarter of fiscal 2006.

During the fourth quarter of fiscal 2006, the Company recorded a non-recurring loss on the sale of certain equipment held for sale at the Company's Auburn, California facility of $0.5 million, which is reflected in operating expenses for the quarter. Operating expenses were negatively impacted further by an operating loss of $0.9 million related to the start-up of a new location of the Company's Albert's Organics division in Greenwood, Indiana.

In December 2004, the Financial Accounting Standards Board finalized FAS 123R, which requires all companies to expense share-based payments, including stock options, at fair value as of the beginning of the first annual reporting period that begins after June 15, 2005. As such, the Company began expensing stock options on August 1, 2005. The Company has adopted the modified prospective method allowed under FAS 123R. The charge to earnings during fiscal 2006 includes the impact of the vesting of stock options granted in prior years, because the expense is recognized over the vesting period of the options, which is typically four years. For the fourth quarter of fiscal 2006, share-based compensation negatively impacted earnings before taxes by $0.8 million or 13 basis points.

The following table details the amounts and effect of special items and a reconciliation of net income and per share amounts, excluding special items (Non-GAAP basis), to net income and per share amounts, including special items (GAAP basis), for the fourth quarter of fiscal 2005:

Quarter Ended July 31, 2005
                                                    Pretax                    Per diluted
(in thousands, except per share data)               Income      Net of Tax       share
                                                    ------      ----------       -----

Income, excluding special items:                    $ 18,116     $ 11,633        $0.28

Special items - Income/(Expense):
Termination of interest rate swap agreement
  (included in other income, net)                        557          346         0.01
Related to the opening of the Greenwood, Indiana
  facility (included in operating expenses)             (254)        (158)       (0.00)
Related to the closing of the Hawaii facility
  (included in operating expenses)                       (67)         (42)       (0.00)
---------------------------------------------------------------------------------------

Income, including special items:                    $ 18,352     $ 11,779        $0.28*
=======================================================================================
* Total reflects rounding

All Non-GAAP numbers have been adjusted to exclude special charges. A description of the Company's use of Non-GAAP information is provided under "Non-GAAP Results" below.

Record Full Year Results

Net income, excluding special items, for fiscal 2006 increased $4.4 million, or 10.5%, to $46.1 million, or $1.09 per diluted share, from $41.7 million, or $1.00 per diluted share, for fiscal 2005. Fiscal 2006 net income, including special items, was $43.3 million, or $1.02 per diluted share, compared to $41.6 million, or $1.00 per diluted share, for fiscal 2005. For the fiscal year ended July 29, 2006, share-based compensation negatively impacted earnings before taxes by $5.5 million or approximately $0.08 per diluted share.

Net sales for fiscal 2006 were $2.43 billion, an increase of 18.2%, or $374.0 million, over the $2.06 billion recorded in fiscal 2005. Fiscal 2006 revenue growth, excluding acquisitions, was 16.6% compared to the prior fiscal year. Based on a comparable number of shipping days, net sales grew by 18.8% over fiscal 2005, and revenue growth, excluding acquisitions, was 17.3% over the prior fiscal year. The fiscal year ended July 29, 2006 had two fewer shipping days than fiscal 2005.

Special items for fiscal 2006 included: (i) incremental and redundant costs incurred during the transition from our former warehouses and outside storage facility in Auburn, California into our facility in Rocklin, California, (ii) certain costs associated with opening the Greenwood, Indiana facility, and (iii) non-recurring cash and non-cash expenses incurred in accordance with the employment transition agreement we entered into during the first quarter of fiscal 2006 with Steven H. Townsend, the Company's former Chairman and Chief Executive Officer. Special items for fiscal 2005 included: (i) certain costs associated with closing the Mounds View, Minnesota and Hawaii facilities, (ii) certain costs associated with opening the Greenwood, Indiana facility, and (iii) other income related to the early termination of an interest rate swap agreement.

The following table presents a reconciliation of net income and per share amounts, excluding special items (non-GAAP basis), to net income and per share amounts, including special items (GAAP basis), for fiscal 2006 and 2005:

Year ended July 29, 2006                                      Pretax                    Per diluted
(in thousands, except per share data)                         Income      Net of Tax       share
                                                              ------      ----------       -----

Income, excluding special items:                             $ 73,923      $ 46,100        $1.09

Special items - (Expense):
Employment transition agreement costs (included in
  operating expenses)                                          (3,512)       (2,190)       (0.05)
Rocklin, CA facility relocation costs (included in
  operating expenses)                                            (925)         (577)       (0.01)
Greenwood, IN facility openings costs (included in
  operating expenses)                                             (90)          (56)       (0.00)
-------------------------------------------------------------------------------------------------

Income, including special items:                             $ 69,396      $ 43,277        $1.02*
=================================================================================================

* Total reflects rounding

Year ended July 31, 2005                                       Pretax                    Per diluted
(in thousands, except per share data)                          Income     Net of Tax        share
                                                               ------     ----------        -----

Income, excluding special items:                              $ 67,284     $ 41,716         $1.00

Special items - Income/(Expense):
Termination of interest rate swap agreement (included in
  other income, net)                                               557          346          0.01
Related to the closing of the Mounds View, Minnesota
  facility (included in operating expenses)                       (456)        (283)        (0.01)
Related to the opening of the Greenwood, Indiana
  facility (included in operating expenses)                       (266)        (165)        (0.00)
Related to the closing of the Hawaii facility (included in
  operating expenses)                                              (67)         (42)        (0.00)
--------------------------------------------------------------------------------------------------

Income, including special items:                              $ 67,052     $ 41,572         $1.00
==================================================================================================

All non-GAAP numbers have been adjusted to exclude special charges. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

Comments from Management

Michael Funk, the Company's President and Chief Executive Officer commented, "We had another strong year and are extremely pleased with the Company's financial and operating performance in fiscal 2006. Our financial success reflects the positioning of our sales and marketing strategies which have enabled us to achieve growth above industry levels across our primary distribution channels. Our team of associates continues to execute our strategy in each of our markets and we remain focused on serving our growing customer base. In addition, we continue to efficiently leverage our expenses. Throughout fiscal 2006, we improved our operating expenses over last year, in spite of higher fuel costs and operating expenses associated with the adoption of share-based compensation. Our net sales, net income and earnings per share, excluding special items, all met or exceeded the high end of our initial guidance, reaffirming our position within the industry and validating our operating strategies. At the same time, we continued to strengthen our industry presence by growing our branded products business and fostering new business relationships with new and emerging customers in the industry."

Fiscal 2007 Guidance

The Company also has provided its financial outlook for fiscal 2007, ending July 28, 2007.

For fiscal 2007, revenues are expected to increase approximately 11% to 15% from fiscal 2006 to a range of $2.7 billion to $2.8 billion. Fiscal 2007 earnings per diluted share are expected to be in the range of $1.25 to $1.30 per share, an increase of 15% to 19% over fiscal 2006, excluding special items. Special items for fiscal 2006 are discussed above under "Record Full Year Results." At this time, the Company is not aware of any special items that may be incurred in fiscal 2007.

The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control. If any of these assumptions vary, the Company's guidance may change. There can be no assurance that the Company will achieve these results. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

The Company expects to continue to invest in its people, facilities, equipment and new technologies during fiscal 2007 in order to capitalize on the ongoing strength and growth of the natural and organic foods industry. Capital expenditures are expected to be in the range of $40 million to $45 million during fiscal 2007. The Company anticipates new facilities being constructed in Florida, Texas and the Pacific Northwest in the next twenty four months.

Mr. Funk said, "As we look ahead, we are excited about our Company's prospects for fiscal 2007 and beyond. Our efforts remain focused on helping our customers be more successful in their marketplace while improving our service levels and maintaining our position as America's premier certified organic distributor. We will continue to invest in our people, facilities, equipment and new technologies while providing high quality product assortments and value-added support services."

Conference Call

Management will conduct a conference call and audio webcast at 11:00 a.m. EDT on August 30, 2006 to review the Company's quarterly results, market trends and future outlook. The conference call dial-in number is (303) 262-2050. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investor Relations section of the Company's website at www.unfi.com. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for 30 days.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 40,000 products to more than 20,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the "Best Managed Companies in America," ranked by Fortune in 2006 as one of its "Most Admired Companies," and ranked by Business Ethics as one of its "100 Best Corporate Citizens for 2006." For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

                             Financial Tables Follow

AT THE COMPANY:                                FINANCIAL RELATIONS BOARD
--------------------------------------------------------------------------------
Mark Shamber                                   Joseph Calabrese
Acting Chief Financial Officer                 General Information
(860) 779-2800                                 (212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on June 8, 2006, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Results: To supplement its financial statements presented on U.S. generally accepted accounting principles ("GAAP") basis, the Company uses non-GAAP additional measures of operating results, net income and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP. A comparison and reconciliation from non-GAAP to GAAP results is included in the tables within this release.

                           UNITED NATURAL FOODS, INC.
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                      (In thousands, except per share data)

                                                         Quarters ended                   Years ended
                                                   ---------------------------     ---------------------------
                                                     July 29,       July 31,         July 29,       July 31,
                                                       2006           2005             2006           2005
                                                   ------------   ------------     ------------   ------------

Net sales                                          $    619,804   $    542,981     $  2,433,594   $  2,059,568
Cost of sales                                           500,729        437,652        1,967,684      1,664,523
                                                   ------------   ------------     ------------   ------------
            Gross profit                                119,075        105,329          465,910        395,045
                                                   ------------   ------------     ------------   ------------

Operating expenses                                       96,517         85,857          385,404        321,685
Restructuring charge                                         --             --               --            170
Amortization of intangibles                                 150            169              578            660
                                                   ------------   ------------     ------------   ------------
            Total operating expenses                     96,667         86,026          385,982        322,515
                                                   ------------   ------------     ------------   ------------
            Operating income                             22,408         19,303           79,928         72,530
                                                   ------------   ------------     ------------   ------------

Other expense (income):
      Interest expense                                    2,900          1,682           11,210          6,568
      Other income, net                                    (251)          (731)            (678)        (1,090)
                                                   ------------   ------------     ------------   ------------
            Total other expense                           2,649            951           10,532          5,478
                                                   ------------   ------------     ------------   ------------
            Income before income taxes                   19,759         18,352           69,396         67,052

Provision for income taxes                                7,084          6,573           26,119         25,480
                                                   ------------   ------------     ------------   ------------
            Net income                             $     12,675   $     11,779     $     43,277   $     41,572
                                                   ============   ============     ============   ============

Per share data - basic:
            Net income                             $       0.30   $       0.29     $       1.04   $       1.02
                                                   ============   ============     ============   ============
Weighted average basic shares of common stock            42,103         41,139           41,682         40,639
                                                   ============   ============     ============   ============

Per share data - diluted:
            Net income                             $       0.30   $       0.28     $       1.02   $       1.00
                                                   ============   ============     ============   ============
Weighted average diluted shares of common stock          42,572         41,951           42,304         41,607
                                                   ============   ============     ============   ============

                           UNITED NATURAL FOODS, INC.
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                      (In thousands, except per share data)

                                                                      July 29,       July 31,
                                                                        2006           2005
                                                                     ----------     ----------
ASSETS
  Current assets:
  Cash and cash equivalents                                          $   20,054     $   12,615
  Accounts receivable, net                                              147,686        136,472
  Notes receivable, trade, net                                            1,254            877
  Inventories                                                           257,259        235,700
  Prepaid expenses and other current assets                              12,229          9,811
  Deferred income taxes                                                  11,278          7,419
                                                                     ----------     ----------
    Total current assets                                                449,760        402,894

Property & equipment, net                                               163,247        167,909

Other assets:
  Goodwill                                                               78,016         73,808
  Notes receivable, trade, net                                            2,760          1,802
  Intangible assets, net                                                    251            307
  Other                                                                   6,561          4,538
                                                                     ----------     ----------

    Total assets                                                     $  700,595     $  651,258
                                                                     ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                                                      $  125,005     $  123,574
  Accounts payable                                                      102,146        119,177
  Accrued expenses and other current liabilities                         34,245         34,915
  Current portion of long-term debt                                       5,433          5,843
                                                                     ----------     ----------
    Total current liabilities                                           266,829        283,509

Long-term debt, excluding current portion                                59,716         64,852
Deferred income taxes                                                     9,693          6,904
Other long-term liabilities                                                 883            474
                                                                     ----------     ----------
    Total liabilities                                                   337,121        355,739
                                                                     ----------     ----------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value, authorized 5,000 shares at
    July 29, 2006 and July 31, 2005; none issued and outstanding             --             --
  Common stock, $0.01 par value, authorized 50,000 shares;
    42,477 issued and 42,248 outstanding shares at July 29, 2006;
    41,287 issued and outstanding shares at July 31, 2005                   425            413
  Additional paid-in capital                                            149,840        120,354
  Unallocated shares of Employee Stock Ownership Plan                    (1,380)        (1,605)
  Treasury stock                                                         (6,092)            --
  Accumulated other comprehensive income                                  1,047             --
  Retained earnings                                                     219,634        176,357
                                                                     ----------     ----------
    Total stockholders' equity                                          363,474        295,519
                                                                     ----------     ----------

Total liabilities and stockholders' equity                           $  700,595     $  651,258
                                                                     ==========     ==========

                           UNITED NATURAL FOODS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                 (In thousands)

                                                                     Years ended
                                                                 ---------------------
                                                                 July 29,     July 31,
                                                                   2006         2005
                                                                 --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                       $ 43,277     $ 41,572
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                                  17,099       13,573
    Gains on disposals of property & equipment                       (140)         (29)
    Deferred income taxes                                          (1,355)       1,763
    Provision for doubtful accounts                                 2,829        2,296
    Stock-based compensation                                        5,507          162
Changes in assets and liabilities, net of acquired companies:
    Accounts receivable                                           (13,978)     (27,262)
    Inventory                                                     (21,242)     (34,645)
    Prepaid expenses and other assets                               4,349       (3,291)
    Notes receivable, trade                                        (1,335)        (306)
    Accounts payable                                               (8,936)       4,893
    Accrued expenses and other current liabilities                   (887)       4,199
    Tax benefit of stock options                                       --        8,095
                                                                 --------     --------
      Net cash provided by operating activities                    25,188       11,020
                                                                 --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                              (19,290)     (65,951)
Purchases of acquired businesses, net of cash acquired             (3,286)     (16,615)
Proceeds from disposals of property and equipment                     224          242
                                                                 --------     --------
      Net cash used in investing activities                       (22,352)     (82,324)
                                                                 --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options                            18,679       10,991
Purchases of treasury stock                                        (6,092)          --
Repayments on long-term debt                                       (5,854)      (8,438)
Tax benefit of stock options                                        5,312           --
(Decrease) increase in bank overdraft                              (8,300)      27,326
Net borrowings under note payable                                   1,431       10,850
Principal payments of capital lease obligations                      (573)        (731)
Proceeds from issuance of long-term debt, net                          --       30,288
                                                                 --------     --------
      Net cash provided by financing activities                     4,603       70,286
                                                                 --------     --------

NET INCREASE (DECREASE) IN CASH                                     7,439       (1,018)
Cash at beginning of period                                        12,615       13,633
                                                                 --------     --------
Cash at end of period                                            $ 20,054     $ 12,615
                                                                 ========     ========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest paid, net of amounts capitalized                      $ 10,352     $  7,006
                                                                 ========     ========
  Federal and state income taxes paid, net of refunds            $ 23,111     $ 16,609
                                                                 ========     ========